Pacholder High Yield Fund, Inc.

	               Secretary's Certificate


The undersigned hereby certifies that she is the Secretary of Pacholder High Yield Fund, Inc. (the "Fund"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by unanimous consent of the members of the Board of Directors of the Fund, including a majority of the Trustees who are not interested persons of the Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 11th day of April, 2008 and that said resolutions are in full force and effect:

	RESOLVED, that it is the finding of the Directors of Pacholder High Yield Fund, Inc. (the "Pacholder Fund") and separately the finding of the Independent Directors that it is in the best interests of Pacholder Fund for Pacholder Fund to join in coverage under the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") in the amount of $3,200,000 (which bond will be increased to $3,800,000 effective with the addition of Pacholder Fund as an Insured) which covers J.P. Morgan Series Trust II and JPMorgan Institutional Trust (collectively, the "Trusts") and that the Bond, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Pacholder Fund and each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Pacholder Fund and the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties; and

	FURTHER RESOLVED, that the premium to be paid by the Pacholder Fund under the Bond be, and hereby is, approved by the Directors and separately by the Independent Directors after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premium allocated to the Pacholder Fund under the Bond is no more than the premium that the Pacholder Fund would have had to pay had it maintained a single insured bond; and

	FURTHER RESOLVED, that the Bond be, and hereby is, approved by a vote of a majority of the Directors and separately by the Independent Directors; and

	FURTHER RESOLVED, that the officers of the Pacholder Fund be, and each of them hereby is, authorized and directed to enter into an agreement among the Trusts and the Pacholder Fund, in substantially the form furnished to the Directors, as required by Rule 17g-1, with the other named Insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by the Pacholder Fund and also by one or more of the other named Insureds, that each Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned
Rule 17g-1; and

	FURTHER RESOLVED, that the appropriate officers of Pacholder Fund be, and they hereby are, authorized and directed to prepare, execute and file such aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

	FURTHER RESOLVED, that the Secretary of the Pacholder Fund shall file the Bond or cause the Bond to be filed with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1; and

	FURTHER RESOLVED, that the existing Fidelity Bond written by St. Paul Fire and Marine Insurance Company in the amount of $600,000 covering only the Pacholder Fund be cancelled as of the effective date of the Bond; and

	FURTHER RESOLVED, that the appropriate officers of the Pacholder Fund be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Pacholder Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.


Dated this 23rd day of September, 2008


						_/s/ Jessica K. Ditullio__
						Jessica K. Ditullio										Secretary